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                                                                        Ex 10(x)


Between the

               S&H VERWALTUNGSGESELLSCHAFT MBH
               [S & H MANAGEMENT CO., LIMITED LIABILITY COMPANY], represented by its sole shareholder, the Tea Leaves Inc., on its part represented by Mr. Markus R. Mueller

and

               Mr.
               WERNER RUCKENBROD, PROFESSIONAL ENGINEER,
               Kastanienweg 4
               76596 Forbach

the subsequent

                          RETIREMENT PENSION AGREEMENT

is signed.

I.   RETIREMENT PENSION

1. Mr. Werner Ruckenbrod shall be entitled to a pension pursuant to the present agreement after completing a waiting period of three full years of service as manager of the S&H Verwaltungsgesellschaft mbH.

2.   The event giving rise to retirement benefits occurs in principle

     2.1. upon the occasion of Mr. Werner Ruckenbrod's 62nd birthday;
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     2.2. if, before this date, Mr. Werner Ruckenbrod himself or the S&H
          Verwaltungsgesellschaft mbH contends that Mr. Werner Ruckenbrod suffers from a permanent disability rendering him incapable of performing his duties, as attested to in a health certificate signed by an official physician;

     2.3. in the event that Mr. Werner Ruckenbrod dies, with respect to claims for a compassionate allowance pension for the surviving dependants;

3. If the S&H Verwaltungsgesellschaft mbH terminates Mr. Werner Ruckenbrod's employment contract (ordinary and extraordinary dismissal) for any reason other than a breach of faith on the part of Mr. Werner Ruckenbrod, Mr. Werner Ruckenbrod shall receive his pension, after the waiting period of three years subsequent to his 62nd birthday, in accordance with the present agreement in the amount of the pension rights he earned up until the end of the employment service. The amount of the pension rights is determined pursuant to Section 2 of the law for improving the company retirement pension.

4. If Mr. Werner Ruckenbrod discontinues his employment with the S&H Verwaltungsgesellschaft mbH for other reasons after the waiting period of three years of service and before his 62nd birthday, the benefits that Mr. Ruckenbrod acquired until that time based on this retirement pension arrangement shall remain in force in accordance with the provisions under the law for improving the company retirement pension.

     In this case, benefits in the amount of the accumulated pension rights at the time of the end of the employment shall be payable on the 62nd birthday, or if Mr. Werner Ruckenbrod becomes permanently incapacitated rendering him unable to perform his duties, or upon the death of Mr. Werner Ruckenbrod as a widow's and orphan's pension.

5. As of his 55th birthday Mr. Werner Ruckenbrod shall be entitled to receive a reduced early retirement pension. In case of early retirement the percentage shall be reduced in accordance with II. 1. (infra) by 2.5% per year of early retirement. Incomplete years are proportionately taken into consideration.


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II.  PENSION BENEFITS

1. Starting with his 62nd birthday or in the event of his incapacity to perform his job duties Mr. Werner Ruckenbrod shall receive a permanent, annual old-age pension in the amount of 1.286% of the average of the pensionable salary he was paid during the last five years per year of service, a maximum of 45 % of the pensionable salary. The gross salary is pensionable pursuant to Section 3 item 1, as well as the bonus paid during the respective twelve-month-period under the "Management Incentive Plan" pursuant to Section 3 item 3 of the manager service contract. The duration of employment at the Schoeller & Hoesch GmbH & Co. KG paper factory and at the Schoeller & Hoesch GmbH paper factory shall be credited. For these time periods annual salaries as well as paid bonuses shall be considered pensionable. Incomplete years shall be taken into account proportionate to the relative time period.

2. In the event of Mr. Werner Ruckenbrod's death his widow shall receive 60% of the retirement benefit provided the marital relationship existed for at least five years at the time of the event giving rise to retirement benefits, which Mr. Werner Ruckenbrod was collecting or, if he died before collecting any retirement benefit, the amount Mr. Werner Ruckenbrod would have collected if he had become incapacitated and could not have performed his job duties.

     If Mr. Werner Ruckenbrod remarries after the date of the event giving rise to retirement benefits, his widow shall not be entitled to a widow's pension.

3. Mr. Werner Ruckenbrod's legitimate children and children placed on (the same legal footing shall receive an orphan's pension until their 18th birthdays in the event of Mr. Werner Ruckenbrod's death, in particular the following amounts:

     3.1. If the mother is alive and was entitled to collect a widow's pension upon the death of the husband, each child shall receive 20% of the widow's pension.

          The payments for widow and children, however, cannot exceed the amount of the pension benefits that Mr. Werner Ruckenbrod would have been entitled to.

     3.2. If the mother is no longer alive, or if she was not entitled to receive a widow's pension after the death of the husband, each child shall be entitled to 33 1/3% of

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          the widow's pension, however not exceeding a maximum of 60% of the pension benefits that Mr. Werner Ruckenbrod would have been entitled to.

     3.3. If any of the legitimate children have not completed their educations, the widow's pension shall continue to be paid even after the 18th birthday of the child, in particular until the 24th birthday of the child, unless the income of the child after the child's 18th birthday exceeds the would-be amount of the orphan's pension.

4. The increase of the pension benefits after the event giving rise to retirement benefits shall be regulated in accordance with the applicable legal provisions or the accumulated dispensation of justice with respect to company pensions.

     Benefits credits from the legal retirement pension insurance fund or from private life insurances exempted therefrom does not occur respect to these pension benefits.

5. In the case of a statutory equalization of old-age pensions upon dissolution of marriage pursuant to sections 1587 et seq. Civil Code, the equalization shall be based on those pension benefits that would have resulted had the statutory equalization of old-age pensions upon dissolution of marriage not taken place. The statutory equalization of old-age pensions shall be considered not to have taken place if the result would be an increase of the company pension.

     In the event of an extended statutory equalization of old-age pensions upon dissolution of marriage under the law of obligations under section 3a of the law regulating hardships with respect to the statutory equalization of old-age pensions upon dissolution of marriage (VAHRG) the widow's pension payable to the surviving widow shall be reduced pursuant to section 3a subparagraph 4 VAHRG by an amount equivalent to the value of the equalized pension that is paid or is to be paid pursuant to section 3a Abs. 1 VAHRG to the divorced (former) wife.

III. DUE DATE OF THE PENSION BENEFITS

1. The right to receive payment of the pension benefits begins with the month following the month during which the event giving rise to retirement benefits occurs, at the earliest upon termination of the service contract, and payment is due on the 15th day of every month.
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2.   The claim is suspended for as long as a right for the receipt of a salary exists, or a salary compensation claim, and for as long as a right to the continued payment of the benefits as a death benefit exists.

3. The payment of the pension benefits ends at the end of the month during which the respective beneficiary dies or during which the other conditions instrumental for the collection of the benefits no longer apply.

IV.  EXPIRATION OF THE RIGHT TO RECEIVE PENSION BENEFITS

The entitlement to the pension benefits in accordance with this contract expires if

1. Mr. Werner Ruckenbrod caused his incapacity rendering him unable to perform his job duties or his disability willfully or with gross negligence;

2. the S&H Verwaltungsgesellschaft mbH was justified in terminating without notice the employment relationship for important cause due to a breach of faith committed by the person who is respectively entitled pension beneficiary;

3. the respectively entitled pension beneficiary commits acts in violation of the interests of the S&H Verwaltungsgesellschaft mbH or of the interests of associated companies, including the limited partnership, to the extent that if an employment contract existed, the respective company would be justified in terminating the employment contract without notice for important cause due to a breach of faith;

4. if the widow remarries. In this case, the widow is only entitled to the widow's pension benefits for three months after remarrying.

     The provisions governing the support benefit of the orphans are not affected by this provision.

V.   DUTY TO NOTIFY

1. The respective person who is entitled to receive the pension shall have the obligation to notify the S&H Verwaltungsgesellschaft mbH of any changes impacting the contractual
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          obligations of the S&H Verwaltungsgesellschaft mbH. If need be, corresponding documentation with regard to the personal status shall be produced.

     2. The respective person who is entitled to receive the pension shall have the duty to return to the S&H Verwaltungsgesellschaft mbH any excess payments of pension benefits of any kind, including debts due and owning from incorrect settlement of taxes, social security payments etc., even in the absence of an unjust enrichment.

VI.  FINAL PROVISIONS

1. This agreement shall go into effect as of January 1, 2000. No verbal collateral agreements exist.

2.   Any modifications and supplements to this agreement must be in writing.

3. Partial nullities of agreement shall not affect the remaining provisions of this agreement.

4.   A court of arbitration at the headquarters of the S&H
     Verwaltungsgesellschaft mbH shall decide, any recourse to general courts of law being excluded, any and all disputes arising from this agreement, including its legal validity and construction. A separate arbitration agreement shall be signed.

Place, Date: York 15.Dec.1999           Place, Date: York 17.Dec.1999
             ------------------------                ---------------------------

/s/ Markus R. Mueller                   /s/ Werner Ruckenbrod
-------------------------------------   ----------------------------------------
S&H Verwaltungsgesellschaft mbH         Werner Ruckenbrod
represented by its shareholder,
the Tea Leaves, Inc.,
represented by: Markus R. Mueller